Exhibit 99.1

Company Contact:	The Investor Relations Company:	Renmark Financial Communications:
Paul A. Brown, M.D., Chairman	Karl Plath or Brien Gately	Henri Perron
(561) 478-8770	(847) 296-4200	(514) 939-3989

HearUSA REPORTS SECOND QUARTER RESULTS

WEST PALM BEACH, Fla., August 10, 2004 HearUSA, Inc. (AMEX: EAR) announced today revenues of $18,149,883 for the second quarter of 2004. This compares with revenues of $16,934,600 for the first quarter of 2004, an increase of approximately $1.2 million or 7%, and with revenues of $18,976,378 for the second quarter of 2003, a decrease of approximately $826,000 or 4%. The loss for the second quarter was $948,000 or $.03 per share compared to a loss of $1,615,869 or $.05 per share for the first quarter of 2004 and a profit of $490,165 or $0.02 per share for the second quarter of 2003.

Stephen J. Hansbrough, Chief Executive Officer, stated “Based on the sequential improvement in revenues from the 2004 first quarter, the loss for the second quarter is consistent with a profit margin of 50% on incremental revenues and, therefore, within our expectations. The loss for the second quarter included $532,000 of non-cash debt discount amortization and another $577,000 of depreciation and amortization compared to $0 and $725,000 in the comparable period of the prior year. Revenues early in the third quarter are already up significantly over early third quarter results from the year ago period.”

For the six-month period ended June 27, 2004, revenues were $35,084,483 compared to revenues of $36,388,106 for the comparable period in the prior year. The loss for the six months was $2,563,879 or $.08 per share compared to the prior year six-month profit of $691,000 or $.02 per share.

Paul A. Brown, M.D., Chairman stated, “Revenues began to rebound late in the second quarter as a result of increased marketing to our retail self-pay and contracted managed care patients. Based on our expectation of continuing growth, the company expects third quarter revenues to exceed $18.5 million. The company has implemented a cost reduction program which on completion will reduce the breakeven to less than $19 million per quarter. Discussions are continuing with a number of healthcare providers to either increase or add a hearing aid benefit, which should also improve revenues and profitability later in this fiscal year and for 2005.”

About HearUSA

HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. The 156 company owned centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Wisconsin, Minnesota, Missouri and Washington and the province of Ontario Canada. In addition, the company has a network of 1,400 affiliated audiologists in 49 states. For further information, click on “investor information” at HearUSA’s website www.hearusa.com.

This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, including those concerning the Company’s expectation of continuing growth in revenues in the 2004 third quarter, of revenues exceeding $18.5 million for the third quarter of 2004, that the breakeven point for the Company will be reduced to less than $19 million in the third quarter of 2004, and that revenues and profitability should improve later in this fiscal year and for 2005 as a result of possible increases by healthcare providers in hearing aid benefits now under discussion. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as market demand for the Company’s goods and services; changes in the pricing environment; general economic conditions in those geographic regions where the Company’s centers are located; the impact of competitive products; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the 2003 fiscal year.

HearUSA, Inc.
Consolidated Statements of Operatioins
Three Months Ended June 26, 2004 and June 28, 2003

	June 26,	June 28,
	2004	2003
	(unaudited)	(unaudited)
Net revenues	$35,084,483	$36,388,106

Operating costs and expenses
Cost of products sold	9,980,269	10,456,496
Center operating expenses	18,852,616	17,134,807
General and administrative expenses	4,948,825	4,872,128
Depreciation and amortization	1,191,568	1,634,574

Total operating costs and expenses	34,973,278	34,098,005

Income from operations	111,205	2,290,101
Non-operating income (expense):
Interest income	7,444	11,961
Interest expense (including approximately $1,064,000 and $0 of non-cash debt discount amortization)	(2,329,031)	(1,115,538)

Income (loss) from continuing operations	(2,210,382)	1,186,524

Discontinued operations
Loss from discontinued operations	—	(197,706)

Net income (loss)	(2,210,382)	988,818

Dividends on preferred stock	(353,497)	(297,425)

Net income (loss) applicable to common stockholders	$(2,563,879)	$691,393

Net income (loss) from continuing operations, including dividends on preferred stock, per common share — basic	$(0.08)	$0.03

Net income (loss) from continuing operations, including dividends on preferred stock, per common share — diluted	$(0.08)	$0.02

Net income (loss) applicable to common stockholders per common share — basic	$(0.08)	$0.02

Net income (loss) applicable to common stockholders per common share — diluted	$(0.08)	$0.01

Weighted average number of shares of common stock outstanding — basic	30,423,755	30,424,872

Weighted average number of shares of common stock outstanding — diluted	30,423,755	53,323,137

HearUSA, Inc.
Consolidated Statements of Operations
Six Months Ended June 26, 2004 and June 28, 2003

	June 26,	June 28,
	2004	2003
	(unaudited)	(unaudited)
Net revenues	$18,149,883	$18,976,378

Operating costs and expenses
Cost of products sold	4,989,787	5,640,257
Center operating expenses	9,709,801	8,719,105
General and administrative expenses	2,493,576	2,426,000
Depreciation and amortization	576,778	725,656

Total operating costs and expenses	17,769,942	17,511,018

Income from operations	379,941	1,465,360
Non-operating income (expense):
Interest income	3,587	7,743
Interest expense (including approximately $532,000 and $0 of non-cash debt discount amortization)	(1,155,758)	(592,653)

Income (loss) from continuing operations	(772,230)	880,450

Discontinued operations
Loss from discontinued operations	—	(241,184)

Net income (loss)	(772,230)	639,266

Dividends on preferred stock	(175,778)	(149,101)

Net income (loss) applicable to common stockholders	$(948,008)	$490,165

Net income (loss) from continuing operations, including dividends on preferred stock, per common share — basic	$(0.03)	$0.02

Net income (loss) from continuing operations, including dividends on preferred stock, per common share — diluted	$(0.03)	$0.02

Net income (loss) applicable to common stockholders per common share — basic	$(0.03)	$0.02

Net income (loss) applicable to common stockholders per common share — diluted	$(0.03)	$0.01

Weighted average number of shares of common stock outstanding — basic	30,423,705	30,423,639

Weighted average number of shares of common stock outstanding — diluted	30,423,705	48,619,906